Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholder
Nationwide Life Insurance Company:

We consent to use of our report dated March 1, 2012 included in the Registration Statement on Form S-1 of Nationwide Life Insurance Company filed pursuant to Rule 415 of the Securities Act of 1933, relating to the financial statements and schedules of Nationwide Life Insurance Company and subsidiaries (the Company), which appear in the Registration Statement on Form S-1 (No. 333-133163). We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-133163).

/s/ KPMG LLP

Columbus, Ohio
March 27, 2012